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Moto Photo, Inc. and Subsidiaries
Exhibit 11 - Computation of Per Share Earnings


                                            Three         Three          Six           Six
                                           Months        Months        Months        Months
                                            Ended         Ended         Ended         Ended
                                         30-June-96    30-June-95    30-June-96    30-June-95

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
PRIMARY
Average shares outstanding                 7,785,973     7,783,263     7,785,973     7,586,890
Net effect of dilutive common
equivalents --
   based on the treasury stock method
using
   average market price                      (B)           (A)           (A)           (B)

TOTAL                                      7,785,973     7,783,263     7,785,973     7,586,890



Net Income  (Loss)                     $     309,356 $      58,659 $      14,833 $   (334,309)
Adjustment to Income Applicable to
Common Stock                                                                           673,219
Less Preferred Stock dividend
requirements                                (72,493)      (73,349)     (145,323)     (161,173)

Net Income (Loss) applicable to
     Common Stock                            236,863      (14,690)     (130,490)       177,737
Per share amount                       $        0.03 $      (0.00) $      (0.02) $        0.02



FULLY DILUTED
Average shares outstanding                 7,785,973     7,783,263     7,785,973     7,586,890
Net effect of dilutive common stock
     equivalents -- based on the
treasury
     stock method using the quarter-
end market
     price, if higher than average           (B)           (B)           (B)           (B)
market price
Assumed conversion of Series G
     convertible preferred shares          7,388,802     5,178,547     7,953,677     5,412,580

TOTAL                                     15,174,775    12,961,810    15,739,650    12,999,470




Net Income(Loss)                       $     309,356 $      58,659 $      14,833 $   (334,309)
Pref Series G Previously Accreted
Dividends                                  1,236,037     1,368,677     1,236,037     1,368,677
Pref $1.20 Previously Accreted
Dividends                                          0             0             0       673,219

Fully Diluted Net Income(Loss)             1,545,393     1,427,336     1,250,870     1,707,587



Per share amount                       $        0.10 $        0.11 $        0.08 $        0.13
(A)    The effects of conversion of common stock equivalents to common stock are antidilutive to the earnings per share calculations.
(B)    Less than 3%

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